                                                                     Exhibit 5.1

                               February 27, 1997



Sybase, Inc.
6475 Christie Avenue
Emeryville, CA  94608

         Re:     Registration Statement on Form S-3

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about February 28, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 750,000 shares of your Common Stock (the "Shares") to be sold by certain of your stockholders (the "Selling Stockholders"). As your counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale of the Shares by the Selling Stockholders in the manner set forth in the Registration Statement in the section entitled "Plan of Distribution."

         It is our opinion that the Shares to be sold in the manner referred to in the Registration Statement are legally and validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part hereof, and any amendments thereto.

                                           Very truly yours,

                                           WILSON SONSINI GOODRICH & ROSATI
                                           Professional Corporation





                                      II-6